Exhibit 10.1

LETTER OF INTENT BETWEEN BASTA HOLDINGS CORP AND HELIFLIGHT PERU SAC

August 14, 2014

Alfredo Seminario E.
Chief Executive Officer
Heliflight Peru SAC

Dear Mr. Seminaro:

The purpose of this Letter of Intent (“Letter”) is to provide notification of the intention of BASTA HOLDINGS Corp. (“BASTA”) to lease through Heliflight Peru SAC (“HOLDER”) two (2) commercial helicopters.

BASTA HOLDINGS Corp. represented by its President Mr. Jacob Gitman  located at 1111 Kane Concourse, Suite 518, Bay Harbor Islands, FL 33154-USA, pursuant to recent communications between the parties, confirms that it is prepared to lease two (2) MI-17 or MI-8-MTV1 or MI-117E helicopters through  HELIFLIGHT PERU SAC subject  to the following conditions:

1.	A monthly usage minimum of ninety (90) hours will be paid in total for both helicopters. The financial aspect will be addressed in the parties' contract to be forthcoming.
2.	Both helicopters shall meet the minimum list (MEL) including Avionics in accordance with the newly established regulation (135NE of the DGAC-CAA/Peru)
3.
Based upon the given project and if the project so requires, BASTA  will endeavor to provide aircraft that are not exceeding fifteen (15) years from the date of manufacturer and if any aircraft reaches the 15th year of manufacture while in the performance of its operations, BASTA  shall replace the aircraft with one which meets the specifications.  If the project does not require aircraft of a specific year, BASTA  will provide aircraft of different years of production but fully compliant with the rules and regulations.

4.	All helicopters shall have a current and up-to-date airworthiness certificate issued by the authorities of the country of origin.
5.	All helicopters shall show the type of certificate or attested force issued and approved by the aircraft factory and government of origin.
6.	All helicopters shall have the following characteristics:
a)	Capacity for nineteen (19) passengers
b)	Internal cargo of Three Thousand (3,000) kilograms and maximum external cargo of Four Thousand (4,000) kilograms.
c)	A rescue winch with rescue kit and up-to-date expiration date.
d)	Long and short cargo lines of necessary lengths in order to comply with the usage needed. All lines shall be of kevlar material and approved by MIL Standard and MAK Manufacture.
7.
The proposed length of the contract shall be no shorter than twenty four (24) months from the time the aircraft are fully operational in Peru.  In each case this contract will start once a contract is assigned by a client.  In addition, Lessee will, at its own expense, market the use of such helicopters when the aircrafts are legally able to operate in Peru.

8.	The helicopters shall contain all operation, maintenance, MEL manuals and all of those documents required by DGAC-CAA in English and its transcription in Spanish.
9.
All aircraft included in the final agreement will be solely used for civilian purposes and not for military, paramilitary or police use.  The aircraft shall  be of civilian registry and not military certified.

10.
In consideration of furthering their respective business interests, the parties  hereby agree as follows: this letter shall be implemented under the terms of a definitive Written Agreement to be prepared by BASTA  within the next Ninety (90) days which will provide the details for closing the transaction, but will not vary the terms of the agreements set forth in this letter.

11.	The completion/closing date shall be within the next one hundred twenty (120) calendar days.
12.	Each party shall bear its own costs arising out of the negotiation of this transaction.
13.
Due Dillgence: Each party shall  facilitate a smooth, efficient, transparent and unobtrusive due diligence process for the benefit of the other while maintaining the confidentiality of any due diligence material. The due diligence shall be completed within ninety (90) days of the execution of this Letter of Intent.

14.
Timetable:  Depending on the parties’ requirements, the parties anticipate that the transaction  shall be completed within one hundred twenty (120)  days of acceptance of the execution of this Letter of Intent.

15.	Confidentiality: The parties will enter into the confidentiality agreement to be incorporated in the Contract.
16.
This is LOI sets forth the basic understanding of the parties with respect to the transaction described  above and does not identify all terms and conditions of the transaction described herein and accordingly is not binding on the parties and shall not bind either BASTA or HOLDER  until a final definitive agreement is fully executed between the Parties as contemplated herein.

We trust that this offer is acceptable to you and look forward to hearing from you. If you are agreed, please sign and return this Letter of Intent.

Yours Sincerely,

Lessor:

/s/ Jacob Gitman

Mr. Jacob GITMAN
President
For and Behalf of
BASTA HOLDINGS Corp.

Dated : August 15, 2014

Seller:

/s/ Alfredo Seminario

Mr. Alfredo Seminario E.
Chief Executive Officer
For and Behalf of
HELIFLIGHT PERU SAC.

Dated : August 15, 2014